As filed with the Securities and
Exchange Commission on November 7, 2000         Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                            WIND RIVER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                         94-2873391
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                               500 WIND RIVER WAY
                                ALAMEDA, CA 94501
                                 (510) 748-4100
       (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                                 --------------
                                 MICHAEL ZELLNER
                             CHIEF FINANCIAL OFFICER
                            WIND RIVER SYSTEMS, INC.
                               500 WIND RIVER WAY
                                ALAMEDA, CA 94501
                                 (510) 748-4100
       (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                                 --------------
                                   Copies to:
                               ANDREA VACHSS, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                                 --------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 --------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                    PROPOSED MAXIMUM         PROPOSED MAXIMUM
               TITLE OF CLASS OF                    AMOUNT TO BE         OFFERING               AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED                REGISTERED     PRICE PER SHARE (1)   OFFERING PRICE (1)(2)  REGISTRATION FEE
------------------------------------------------  ----------------  --------------------  ---------------------  ----------------
COMMON STOCK, par value $0.001 per share...       1,244,940 shares       $40.78                 $50,768,653           $13,403
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Common Stock on November 1, 2000, as reported on the Nasdaq National Market.
(2) Each share of the Registrant's common stock being registered hereunder, if issued prior to the termination by the Registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the Registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2000



                                1,244,940 SHARES

                            WIND RIVER SYSTEMS, INC.

                                  COMMON STOCK

                              --------------------

     The selling stockholders listed on pages 14 to 15 are offering up to 1,244,940 shares of Wind River Systems, Inc. common stock. The selling stockholders acquired their shares of Wind River common stock in connection with our acquisition of Rapid Logic, Inc. on October 24, 2000.

     Our common stock trades on the Nasdaq National Market under the symbol WIND. On November 6, 2000, the last reported sale price of our common stock was $43.87 per share.

     We will not be paying any underwriting discounts or commissions in this offering.

                              --------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              --------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



November __, 2000.


                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
WIND RIVER........................................................................3

RISK FACTORS......................................................................4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................12

WHERE YOU CAN FIND MORE INFORMATION
ABOUT WIND RIVER AND THIS OFFERING...............................................13

USE OF PROCEEDS..................................................................14

SELLING STOCKHOLDERS.............................................................14

PLAN OF DISTRIBUTION.............................................................16

LEGAL MATTERS....................................................................19

EXPERTS..........................................................................19

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                       2.

                                   WIND RIVER

     Wind River Systems, Inc. develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer consists of a microprocessor, memory and software that are incorporated into a larger device and dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Some examples of embedded computers are:

         - telecommunications products such as PABX, routers, central office switches and call processing systems;
         - office products such as fax machines, laser printers and photocopiers;
         -  vehicle anti-lock brakes and navigation systems;
         -  consumer products such as camcorders, video games and set-top boxes;
         -  medical instrumentation and imaging systems;
         -  industrial automation equipment such as robots; and
         -  aerospace devices such as NASA's Mars probe, Pathfinder.

     Our products enable customers to enhance the performance of their products, standardize designs across projects, reduce research and development costs and shorten product development cycles.

     We are a Delaware corporation. Our principal offices are located at 500 Wind River Way, Alameda, California 94501, and our telephone number is (510) 748-4100. In this prospectus, "Wind River," "we" and "our" refer to Wind River Systems, Inc. unless the context otherwise requires.

                                       3.

                                  RISK FACTORS

     OUR BUSINESS FACES SIGNIFICANT RISKS. THE RISKS DESCRIBED BELOW MAY NOT BE THE ONLY RISKS WE FACE. ADDITIONAL RISKS THAT WE DO NOT YET KNOW OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS OR CIRCUMSTANCES DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE.

OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD AND CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     Our revenues and operating results have fluctuated significantly in the past and may continue to do so in the future. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the market price of our common stock could decline significantly. A number of factors, many of which are outside our control, may cause or contribute to these fluctuations, including:

     -  the amount and timing of orders we receive;
     - changes in the length of our products' sales cycles, which increase as our customers' purchase decisions become more strategic and are made at higher management levels;
     - the success of our customers' products from which we derive our royalty revenues;
     - the mix of our revenues from the sale of services (which have lower gross margins than our revenues from the sale of products) as compared to products;
     - our ability to control our operating expenses, which we anticipate will continue to increase;
     - our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;
     - announcements, new product introductions and price reductions by our competitors;
     -  our ability to manage costs for fixed-price consulting engagements;
     - changes in business cycles that affect the markets in which we sell our products;
     - economic conditions generally and in international markets, which historically have provided a significant portion of our revenues; and
     -  foreign currency exchange rates.

     In addition, we often recognize a major portion of our quarterly revenues from orders we receive and ship in the last month of the quarter and, as a result, we may not be able to forecast our revenues until late in the period. Further, our customers historically have purchased more of our products in our fourth fiscal quarter than in other quarters. A decrease in orders is likely to adversely and disproportionately affect our operating results, because a significant portion of our expenses are fixed and are based, in part, on our expectations of future revenues. Therefore, we have a limited ability to reduce expenses in response to a shortfall in anticipated revenues. We believe that period-to-period comparisons of our operating results may not be meaningful, and should not be relied on as an indication of our future performance.

IF WE DO NOT INTEGRATE OUR PRODUCTS WITH THOSE OF COMPANIES WE HAVE ACQUIRED, WE MAY LOSE CUSTOMERS AND FAIL TO ACHIEVE OUR FINANCIAL OBJECTIVES.

     During this fiscal year, we completed four major business acquisitions. In February, March, May and October 2000, we acquired Integrated Systems, Inc., Embedded Support Tools Corporation, AudeSi Technologies, Inc. and Rapid Logic, Inc., respectively. Achieving the benefits of the acquisitions depends in part on the integration of Wind River's and its acquired companies' products in a timely and efficient manner. In order for us to provide enhanced and more valuable products to our customers since the acquisitions, we will need to integrate the product lines and development organizations of Wind River

                                       4.

and the acquired companies. This will be difficult and unpredictable because these products are highly complex, have been developed independently and were designed without regard to such integration. If we cannot successfully integrate these products and continue to provide customers with products and new product features in the future on a timely basis, we may lose customers and our business and results of operations may be seriously harmed.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING OUR ORGANIZATIONS, WE WILL NOT BE ABLE TO OPERATE EFFICIENTLY.

     Achieving the benefits of the acquisitions also depends in part on the successful integration of Wind River's and its acquired companies' operations and personnel in a timely and efficient manner. Such integration requires coordination of different development and engineering teams. This, too, will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions and product roadmaps. If we cannot successfully integrate our operations and personnel, we will not realize the expected benefits of the acquisitions.

INTEGRATING OUR COMPANIES MAY DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR OPERATIONS.

     Successful integration of Wind River's and its acquired companies' operations, products and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the combined company's business, financial condition and operating results.

IF WE DO NOT SUCCESSFULLY INTEGRATE THE COMPANIES INTO A SINGLE BUSINESS AND REALIZE THE EXPECTED BENEFITS OF THE ACQUISITIONS, WE WILL HAVE INCURRED SIGNIFICANT COSTS, WHICH MAY HARM OUR BUSINESS.

     Wind River expects to incur costs from integrating its acquired companies' operations, products and personnel. These costs may be substantial and may include costs for:

         -  employee redeployment, relocation or severance;
         -  conversion of information systems;
         -  combining research and development teams and processes;
         -  reorganization or closures of facilities; and
         -  relocation or disposition of excess equipment.

     We do not know whether Wind River will be successful in these integration efforts and cannot assure you that we will realize the expected benefits of the acquisitions.

FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE ACQUISITIONS.

     The successful combination of Wind River and its acquired companies depends in part on the retention of key personnel. There can be no assurance that Wind River will be able to retain its acquired companies' key management, technical, sales and customer support personnel, or that Wind River will realize the anticipated benefits of the acquisitions.

                                       5.

IF CUSTOMER RELATIONSHIPS ARE DISRUPTED BY THE ACQUISITIONS, OUR SALES COULD DECLINE.

     Customers may not continue their buying patterns in place prior to the acquisitions. Any significant delay or reduction in orders for Wind River's or its acquired companies' products could have a material adverse effect on the combined company's business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Wind River's and its acquired companies' products and the combined company's future product strategy. Customers may also consider purchasing products of competitors. In addition, by increasing the breadth of Wind River's and its acquired companies' business, the acquisitions may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than Wind River or its acquired companies as an independent company.

WE FACE INTENSE COMPETITION, WHICH COULD DECREASE DEMAND FOR OUR PRODUCTS OR CAUSE US TO REDUCE THEIR PRICES.

     The embedded real-time software industry is highly competitive. We believe that our principal competition comes from companies that develop real-time operating systems in-house rather than purchase these systems from independent software vendors such as Wind River. We also compete with other independent software vendors, including:

         -  Accelerated Technology, Inc.;
         -  ENEA OSE Systems AB;
         -  Mentor Graphics, Inc.;
         -  Microsoft Corporation;
         -  Microware Systems Corporation;
         -  Motorola, Inc.;
         -  QNX Software Systems, Ltd.;
         -  Sun Microsystems, Inc.; and
         -  Symbian Inc.

     A number of companies, including RedHat, Inc. and Lynx Real-Time Systems, Inc. have been promoting Linux, an open source licensing model, as an operating system for use in embedded applications. The open source licensing model provides readily available source code and a royalty free operating system. Because Linux is royalty free, Wind River may be forced to reduce the prices of run time royalties, which could result in reduced profit margins.

     In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of our products. Many of our existing and potential competitors have substantially greater financial, technical, marketing and sales resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Although we believe we presently have certain technological and other advantages over our competitors, maintaining these advantages will require a continued high level of investment in research and development, marketing and customer service and support. In addition, competitive pressures could cause us to reduce the prices of our products, run-time royalties and services, which would result in reduced profit margins.

                                       6.

OUR FAILURE TO RESPOND QUICKLY TO RAPID TECHNOLOGICAL CHANGE WITH PRODUCT OFFERINGS WILL ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     The market for embedded real-time software is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Our success depends upon our ability to adapt and respond to these changes. We must continuously update our existing products to keep them current with customer needs, and must develop new products to take advantage of new technologies, for example our new Vx Works AE technologies, emerging standards, and expanding customer requirements that could render our existing products obsolete. Because customers often defer purchases between the time a new product is announced and its availability, our operating results may fluctuate if we do not provide new products rapidly. We have from time to time experienced delays in the development of new technologies, new products and the enhancement of existing products, including, most recently, a delay in the development of our recently introduced products, Tornado for Managed Switches and Vx Works AE. Such delays are commonplace in the software industry. We must achieve design wins with key customers, because once a customer has designed a product with a particular operating system, that customer typically is reluctant to change its supplier, due to the significant costs associated with selecting a new supplier. If we cannot adapt or respond in a cost effective and timely manner to new technologies and new customer requirements, the market for our products would suffer.

BECAUSE OUR OPERATING RESULTS DEPEND UPON SALES OF A SMALL NUMBER OF PRODUCTS, A REDUCTION IN DEMAND FOR A SINGLE PRODUCT MAY DISPROPORTIONATELY DECREASE OUR OPERATING RESULTS.

     Revenue from sales of our Tornado, Vx Works, pSOS and pRISM+ family of products and services has historically accounted for substantially all of our revenue, and we expect this concentration will continue in the foreseeable future. Although we have added new products to our offering as a result of our acquisitions, any decline in price or reduction in the demand for our Tornado, Vx Works, pSOS and pRISM+ family of products and services could materially adversely affect our operating results and cause the price of our common stock to decline.

IF WE DO NOT CONTINUE TO SUCCESSFULLY ADDRESS NEW AND RAPIDLY CHANGING MARKETS, OUR REVENUES WILL DECLINE.

     We are continuously engaged in product development for new or rapidly changing markets. It is difficult to predict whether demand for any of these products will develop or increase in the future.

     In particular, we have invested significant time and effort, together with a consortium of industry participants, in the development of a new specification that is intended to create an open standard set of interface specifications for high performance Input Output (I/O) systems. In parallel with this effort, we have developed IxWorks, a real-time operating system for use in conjunction with the new specification. The success of the new specification and the IxWorks product line depends heavily on its adoption by a broad segment of the industry. We have also spent, and continue to spend, substantial time and financial resources, through two new business units, to develop software solutions for Internet appliances and Internet infrastructure, including Tornado for Managed Switches, and the consumer market place. These products must be ported to an increasing number of Internet protocols and semiconductor architectures designed specifically for the Internet. If the protocols and semiconductors upon which our Internet products are based ultimately fail to be widely adopted, our products based on those protocols and architectures will fail to achieve market acceptance. If our products fail to achieve market acceptance or if their targeted markets fail to develop, our revenues will decline.

                                       7.

A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM ROYALTIES, WHICH ARE DEPENDENT UPON THE EFFORTS OF OUR CUSTOMERS WHICH ARE OUTSIDE OUR CONTROL.

     Our operating systems are embedded in customers' end-user products, and we receive royalty fees for each copy of our operating system embedded in those products. Our royalty revenues depend upon our ability to successfully negotiate royalty agreements with our customers and, in turn, their successful commercialization of the underlying products. We cannot control their product development or predict its success. If our customers are not successful, our royalty revenues will decline significantly.

WE HAVE RECENTLY BEGUN TO OFFER SOFTWARE CONSULTING SERVICES, WHICH HAVE LOWER MARGINS THAN OUR CORE BUSINESS.

     Our new professional services business is characterized by fixed-price commitments and high costs for personnel and consultants. If this business is not successful, or if it grows more slowly than anticipated, our gross margin will suffer. In addition, we may enter into contracts with development schedules in excess of a year. Failure to manage these contracts efficiently could put additional pressure on our gross margin.

ACQUISITIONS MAY DISRUPT OUR BUSINESS, DILUTE OUR STOCKHOLDERS AND INCREASE OUR INDEBTEDNESS.

     As part of our business strategy, we anticipate that we will continue to acquire or make investments in businesses, products and technologies that complement ours. We have incurred significant costs in connection with transactions completed in this fiscal year, and may incur significant costs in connection with future transactions whether or not they actually occur. The transactions may not be completed in a timely manner or at all. We may experience difficulties integrating an acquired company's operations into ours. As a result, we may divert management attention to the integration that would otherwise be available for the ongoing development of our business. In particular, if we are unable to combine our financial and customer databases, we will be unable to operate efficiently. Acquisitions have additional inherent risks, including:

         - difficulties assimilating acquired operations, technologies or products;
         -  unanticipated costs; and
         - adverse effects on relationships with customers, suppliers and employees.

     We may not be successful in integrating the businesses, products, technologies or personnel we acquire. Similarly, we cannot guarantee that our investments will yield a significant return if any. To finance acquisitions, we may issue equity securities, which may dilute our earnings per share, or incur significant indebtedness and related interest expense.

FAILURE OF OUR CURRENT AND PLANNED SYSTEMS, PROCEDURES AND CONTROLS TO ADEQUATELY MANAGE AND SUPPORT OUR ANTICIPATED GROWTH AND FUTURE OPERATION, COULD DISRUPT OUR BUSINESS.

     We have experienced, and expect to continue to experience, both through acquisitions and internal expansion, significant growth in our headcount and in the scope, complexity and geographic reach of our operations. To support this expansion, we must continue to improve our management controls, reporting systems and procedures. To implement those improvements, we must purchase, develop and maintain complex and expensive systems, such as our enterprise resource planning system and our planned sales force automation system. Our current and planned systems, procedures and controls may not be adequate to support our future operations. Failure of these systems to meet our needs could disrupt our operations.

                                       8.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES IN AN INCREASINGLY COMPETITIVE ENVIRONMENT, OUR BUSINESS MAY SUFFER.

     Our future success depends, and will continue to depend, on our ability to hire, train, motivate and retain highly skilled managerial, product development, marketing, sales, customer support and operations personnel to support our growing business. Competition for these personnel is intense, especially for engineers and especially in the San Francisco Bay Area where we maintain our headquarters and principal engineering facilities. We cannot be certain that we will be successful in recruiting and retaining such personnel. Our failure to do so could impair our ability to compete successfully.

OUR SIGNIFICANT INTERNATIONAL BUSINESS ACTIVITIES SUBJECT US TO ECONOMIC RISKS.

     During the fiscal years ended January 31, 2000 and 1999, we derived approximately 37% of our total revenue from sales outside of North America. We expect that international sales will continue to generate a significant percentage of our total revenue in the foreseeable future, and we also expect to continue to make investments to further expand our international operations and to increase our direct sales force in Europe and Asia. Wind River is in the process of changing its distribution model in Japan to a model in which Wind River interfaces with and sells to customers more directly. We believe that this model will improve our understanding of and relationships with our customers. However, during this transition period, we expect to see a decline in revenues in Japan. Risks inherent in international operations include:

         -  the imposition of governmental controls and regulatory requirements;
         -  the costs and risks of localizing products for foreign countries;
         - unexpected changes in tariffs, import and export restrictions and other barriers and restrictions;
         -  greater difficulty in accounts receivable collection;
         -  the restrictions of repatriation of earnings;
         -  the burdens of complying with a variety of foreign laws; and
         - difficulties in staffing and managing foreign subsidiaries and branch operations.

     Any of these events could reduce our international sales and increase our costs of doing business internationally.

GAINS AND LOSSES RESULTING FROM FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD HARM OUR INTERNATIONAL BUSINESS AND OUR OVERALL OPERATING RESULTS.

     As a business with significant international operations, we face exposure to adverse movements in foreign currency exchange rates. Sales by our foreign subsidiaries are denominated in the local currency, and an increase in the relative value of the dollar against such currencies would reduce our revenues in dollar terms or make our products more expensive and, therefore, potentially less competitive in foreign markets. Gains and losses on the conversion to dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations.

OUR INTERNATIONAL BUSINESS DEPENDS ON THE EFFORTS OF THIRD PARTY DISTRIBUTORS OUTSIDE OUR CONTROL.

     We rely on distributors for sales of our products in certain foreign countries. Accordingly, we are dependent on their ability to promote and support our products and, in some cases, to translate them into foreign languages. Wind River's international distributors generally offer products of several different companies, including in some cases products that are competitive with Wind River's products. We cannot

                                       9.

predict that our international distributors will continue to market our products or provide them with adequate levels of support. If our international distributors do not promote our products effectively, our international revenues could decline.

WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO CUSTOMERS DEPENDENT UPON GOVERNMENT FUNDING, WHICH MAY NOT CONTINUE TO BE AVAILABLE.

     We have derived a portion of our revenues historically from sales of systems built to the VME (versabus module eurocard) standard. These systems typically are used in high cost, low volume applications, including military, telecommunications, space and research applications. Although we believe that revenues from sales of products designed for embedded systems applications (non-VME customers) will account for an increasing percentage of our revenues in the future, we do expect revenues from the VME market to continue to be significant for the foreseeable future. Academic institutions and defense industry participants, which generate most of our VME revenues, are dependent on government funding. Any unanticipated future termination of government funding of VME customers would reduce our revenues.

IF WE LOSE THIRD PARTY LICENSE RIGHTS, WE MAY NOT BE ABLE TO SELL SOME OF OUR PRODUCTS.

     We license software products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. In addition, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. In addition, we might not be able to obtain similar products to substitute into our tool suites.

THE RIGHTS WE RELY UPON TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     Our success is partially dependent upon the proprietary technology contained in our products. We currently rely on a combination of patents, copyrights, trademarks, trade secret laws, and contractual provisions to establish and protect our intellectual property rights in our products. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain such technology as trade secrets. For example, end user licenses of our software are frequently in the form of shrink wrap or click wrap license agreements, which are not signed by licensees, and these may be unenforceable in some cases. In addition, policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries, where the laws may not protect our intellectual property as fully as in the United States. Employees, consultants, and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for any such breach.

IF WE ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS THROUGH LITIGATION, THE COSTS COULD BE SIGNIFICANT.

     We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks.

                                       10.

THIRD PARTY CLAIMS OF PATENT INFRINGEMENT COULD RESULT IN SUBSTANTIAL COSTS.

     We occasionally receive communications from third parties alleging patent infringement, and there is always the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly litigation and the expense of significant resources to develop non-infringing technology, cause product shipment delays or require us to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we were to fail to obtain such royalty or licensing agreements in a timely manner and on reasonable terms, our business, financial condition and results of operations would be materially adversely affected. We believe that our products and technology do not infringe on the intellectual property rights of others or upon intellectual property rights that may be granted in the future pursuant to pending applications. We also believe that we will not be required to obtain licenses of technology owned by other parties.

DEFECTS IN OUR PRODUCTS COULD HURT OUR OPERATING RESULTS AND EXPOSE US TO SIGNIFICANT PRODUCT LIABILITY CLAIMS.

     Because of their complexity, software products, including Wind River's, have in the past and may in the future contain undetected or unresolved errors, particularly when first introduced or as new versions are released. Despite extensive testing, errors may be found in our current or future products or enhancements after commencement of commercial shipments. If this occurs, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation, and increased service and warranty costs.

     Our products are increasingly used in applications, such as network infrastructure, transportation, medical and mission-critical business systems, in which the failure of the embedded system could cause property damage, personal injury or economic loss resulting in product liability claims against us. Although our agreements with our customers typically contain provisions intended to limit our exposure to liability claims, these provisions may not be effective in doing so in all circumstances or in all jurisdictions. We maintain product liability insurance covering certain damages arising from use of our products, however such insurance may not adequately cover claims brought against us. Liability claims against us could require us to spend significant time and money in litigation and, if successful, to pay significant damages.

WE HAVE SUBSTANTIAL DEBT SERVICE AND PRINCIPAL REPAYMENT OBLIGATIONS, WHICH COULD MAKE IT DIFFICULT FOR US TO OBTAIN FINANCING.

     We sold $140 million of 5% convertible subordinated notes in 1997, which mature in 2002. This debt financing increased significantly both the ratio of our long-term debt to our total capitalization and our interest expenses. The degree to which we are leveraged could impair our ability to obtain financing for working capital or acquisitions, should we need to do so. The notes are convertible into our common stock at a price of $32.33 per share, and a small portion of the notes have been converted to date. On August 1, 2002, we will be required either to pay off or refinance any unconverted notes. We do not know if we will be able to refinance the notes on favorable terms or at all. If a significant amount of the notes remains unconverted at maturity and we are unable to refinance the notes, the repayment would deplete our cash reserves significantly.

                                       11.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE; A SIGNIFICANT DECREASE IN OUR STOCK PRICE MAY INCREASE OUR EXPOSURE TO SECURITIES LITIGATION.

     The trading price of our common stock has been and is likely to be volatile. It could fluctuate widely in response to a variety of factors, including:

         -  actual or anticipated variations in our operating results;
         - announcements of new products or significant events or transactions by us or our competitors;
         -  changes in our industry;
         -  changes in financial estimates by securities analysts;
         -  pricing pressures;
         -  general market conditions;
         - events affecting other companies that investors believe to be comparable to us; and
         -  other events or factors that may be beyond our control.

     In recent years, the stock markets in general and the shares of technology companies in particular have experienced extreme price fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies affected. Any change in investors' perception of our prospects could depress our stock price regardless of our results. Other broad market and industry factors may decrease our stock price, as may general political or economic conditions such as recessions or interest rate or currency fluctuations. In the past, following declines in the market price of a company's securities, securities class action litigation often has been instituted against the company. Litigation of this type, even if ultimately unsuccessful, could result in substantial costs and a diversion of management's time and focus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of the factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not intend to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                       12.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT WIND RIVER AND THIS
                                    OFFERING

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus updates and supersedes similar information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while similar information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2000 as amended by Forms 10-K/A filed on May 26 and May 30, 2000;

         2. Our quarterly reports on Form 10-Q for the quarters ended April 30 and July 31, 2000;

         3.  Our Current Report on Form 8-K filed October 25, 2000; and

         4. The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on March 12, 1993 as amended through the date hereof.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, telephone: (510) 748-4100.

                                       13.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.

                              SELLING STOCKHOLDERS

     We are registering the shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in a private placement transaction in connection with our acquisition of Rapid Logic, Inc. on October 24, 2000. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

     The following table sets forth the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder as of October 24, 2000, the number of shares that may be offered under this prospectus and the number and percentage of shares of our common stock beneficially owned by each selling stockholder after this offering is completed. Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years. The number of shares in the column "Number of Shares Being Offered" represent all of the shares that each selling stockholder may offer under this prospectus. Because the selling stockholders may sell some, all or none of their shares, we cannot provide a definitive estimate as to the number of shares that will be beneficially held by the selling stockholders after the offering. We do not know how long the selling stockholders will hold the shares before selling them, if they should decide to sell them. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

                                                         SHARES OWNED                                SHARES OWNED
                                                         BENEFICIALLY           NUMBER OF            BENEFICIALLY
                                                      PRIOR TO OFFERING          SHARES             AFTER OFFERING
                                                 ------------------------         BEING        -------------------------
                     NAME                           NUMBER     PERCENT(1)        OFFERED          NUMBER     PERCENT(1)
---------------------------------------------    ----------   -----------      ----------      ----------    ----------
Theodore Alevizos ...........................          583        *                  583               0        *
Sergey Aydinyan .............................        1,058        *                1,058               0        *
Henry Banister ..............................        1,191        *                1,191               0        *
James Blaisdell(2) ..........................      127,776        *              127,776               0        *
Joseph Campolongo ...........................          944        *                  944               0        *
Wiley L. Carter and Nancy M. Carter
Trust U/D/T dated 3/31/83 ...................       10,946        *               10,946               0        *
Lee Cheng(2) ................................       43,565        *               43,565               0        *
Leo Cizek ...................................        1,459        *                1,459               0        *
Peter Dudley ................................        1,021        *                1,021               0        *
Jeffrey E. Durtschi .........................        1,135        *                1,135               0        *
Lawrence Flinn, Jr. .........................       25,315        *               25,315               0        *
Scott Grant .................................        3,444        *                3,444               0        *

                                       14.

                                                         SHARES OWNED                                SHARES OWNED
                                                         BENEFICIALLY           NUMBER OF            BENEFICIALLY
                                                      PRIOR TO OFFERING          SHARES             AFTER OFFERING
                                                 ------------------------         BEING        -------------------------
                     NAME                           NUMBER     PERCENT(1)        OFFERED          NUMBER     PERCENT(1)
---------------------------------------------    ----------   -----------      ----------      ----------    ----------
Alvar J. and Elaine Green ...................        6,567        *                6,567               0        *
David Grissom ...............................        4,013        *                4,013               0        *
Entities affiliated with
Narendra K. Gupta(3) ........................    4,495,354      6.1%              58,378       4,436,976      6.0%
Kris Hamrick ................................          109        *                  109               0        *
IRA FBO Jay C. Huffard, Chase
Manhattan Bank, custodian ....................       8,153        *                8,153               0        *
Intel Corporation ...........................      116,757        *              116,757               0        *
Leavitt-Roda Ventures LLC ...................       63,036        *               63,036               0        *
Edward M. Leonard ...........................        4,378        *                4,378               0        *
Morton H. Meyerson ..........................       49,234        *               49,234               0        *
George A. Needham(4) ........................       48,162        *               48,162               0        *
Donald Ome ..................................        6,567        *                6,567               0        *
Joshua Pickus ...............................          814        *                  814               0        *
Wendy Rosenthal .............................          860        *                  860               0        *
John Seligson ...............................        2,918        *                2,918               0        *
Gayle Semrad(2) .............................          218        *                  218               0        *
Entities affiliated with
Thomas P. Shanahan(5) .......................       17,512        *               17,512               0        *
Mark Sigal(2) ...............................      130,695        *              130,695               0        *
Entities affiliated with
Robert M. Smelick(6).........................      362,003        *              362,003               0        *
Alexander Sun ...............................        4,504        *                4,504               0        *
Entities affiliated with
Venture Law Group(7).........................        7,014        *                7,014               0        *
Kedron Wolcott(2)............................      130,695        *              130,695               0        *
Entities affiliated with
Robert v.W. Zipp(8)..........................        3,916        *                3,916               0        *

---------------------------------
*    Less than one percent.
(1) Based on 74,174,557 shares of common stock outstanding net of treasury shares on October 24, 2000.
(2) Current employee of Rapid Logic, Inc., a wholly-owned subsidiary of Wind River.
(3) Consists of 3,508,378 shares held by Narendra K. and Vinita Gupta, trustees of the Narendra and Vinita Gupta Living Trust, U/T/A dated 12/2/94; 920,000 shares held by Narendra K. Gupta, trustee of the Gupta Irrevocable Children Trust; 7,176 shares held by Narendra K. Gupta, custodian for Anneka Gupta under the Uniform Gift to Minors Act; and 59,800 shares subject to stock options exercisable within 60 days of October 24, 2000. Of the shares held by Narendra K. and Vinita Gupta, trustees of the Narendra and Vinita Gupta Living Trust, U/T/A dated 12/2/94, 58,378 shares were acquired in connection with Wind River's acquisition of Rapid Logic, Inc. Mr. Gupta is a member of Wind River's Board of Directors.

                                       15.

(4) Includes 35,027 shares held by Needham Capital Partners II, L.P., a limited partnership of which Mr. Needham is the general partner.
(5) Consists of 13,135 shares held by Thomas P. and Robyn L. Shanahan, trustees of the Shanahan Family Trust U/D/T dated 4/15/97; 1,459 shares held by Thomas P. Shanahan, custodian for Kelly J. Shanahan under the California Uniform Transfer to Minors Act ("CUTMA"); 1,459 shares held by Thomas P. Shanahan, custodian for Patrick L. Shanahan under the
     CUTMA; and 1,459 shares held by Thomas P. Shanahan, custodian for Thomas
     A. Shanahan under the CUTMA.
(6)  Consists of 2,918 shares held by Robert M. Smelick, trustee of the Kelly
     J. Shanahan Trust, U/T/A dated 7/28/99; 2,918 shares held by Robert M. Smelick, trustee of the Patrick L. Shanahan Trust U/T/A dated 7/28/99; 2,918 shares held by Robert M. Smelick, trustee of the Thomas A.
     Shanahan U/T/A dated 7/28/99; 340,592 shares held by Sterling Payot
     Capital L.P.; and 12,657 held by Sterling Payot Company, of which Mr. Smelick is the managing principal. The general partner of Sterling Payot Capital L.P. is Sterling Payot Management, of which Mr. Smelick is the managing director.
(7) Consists of 4,132 shares held by VLG Investments 1997 and 2,882 shares held by VLG Investments 1998, both of which are managed by the Investment Committee of Venture Law Group.
(8) Consists of 3,196 shares held by Amicus Investments, LLC and 720 shares held by CNA Trust Company, TTEE VLG 401(k) Plan FBO Robert v.W. Zipp.
     The manager of Amicus Investments, LLC is Amicus, LLC, of which Mr. Zipp is the manager.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their shares in one or more of, or a combination of:

         - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

         - an exchange distribution in accordance with the rules of an exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -  privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

         - the name of each selling stockholder and of the participating broker-dealer(s),

         -  the number of shares involved,

         -  the price at which the shares were sold,

                                       16.

         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

         - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -  other facts material to the transaction.

     From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the

                                       17.

Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all printing, registration and filing fees and our own legal and accounting fees and in connection with the registration of the shares. The selling stockholders will bear their own legal fees and costs and all commissions, discounts and expenses of underwriters or brokers, if any, attributable to the sales of the shares. We and the selling stockholders have agreed to indemnify each other against certain liabilities that could arise from the registration and sale of the shares.

                                       18.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule incorporated by reference from the Annual Report on Form 10-K, as amended, of Wind River Systems, Inc. for the year ended January 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       19.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee........................    $ 13,403
     Legal fees and expenses.....................      75,000
     Accounting fees and expenses................      15,000
     Printing expenses...........................       5,000
     Miscellaneous expenses......................       5,597
                                                     ---------
     Total.......................................    $114,000
                                                     =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent permitted by Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not effect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

     The Registrant has been authorized by the Board to enter into agreements with its directors and officers that require Registrant to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprises. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause

                                       II-1.

to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS.

     Exhibits.
     5.1    Opinion of Cooley Godward LLP
     23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants
     23.2   Consent of Cooley Godward LLP (included in Exhibit 5.1)
     24.1   Power of Attorney (see page II-3)

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                       II-2.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on November 7, 2000.

                             WIND RIVER SYSTEMS, INC.

                             By:      /s/ Thomas St. Dennis
                                ------------------------------------------
                                      Thomas St. Dennis
                                      Chief Executive Officer and Director

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas St. Dennis and Michael Zellner, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                                POWER OF ATTORNEY

Signature                                         Title                                           Date
---------                                         -----                                           ----
  /s/ Thomas St. Dennis                           Chief Executive Officer and Director            November 7, 2000
------------------------------------------        (Principal Executive Officer)
(Thomas St. Dennis)

  /s/ Michael Zellner                             Vice President and Chief Financial Officer      November 7, 2000
------------------------------------------        (Principal Financial Officer)
(Michael Zellner)

  /s/ Jerry L. Fiddler                            Chairman of the Board                           November 7, 2000
------------------------------------------
(Jerry L. Fiddler)

  /s/ Narendra K. Gupta                           Director                                        November 7, 2000
------------------------------------------
(Narendra K. Gupta)

  /s/ John C. Bolger                              Director                                        November 7, 2000
------------------------------------------
(John C. Bolger)

  /s/ William B. Elmore                           Director                                        November 7, 2000
------------------------------------------
(William B. Elmore)

  /s/ Grant M. Inman                              Director                                        November 7, 2000
------------------------------------------
(Grant M. Inman)

  /s/ David B. Pratt                              Director                                        November 7, 2000
------------------------------------------
(David B. Pratt)

                                       II-3.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
5.1      Opinion of Cooley Godward LLP

23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1     Power of Attorney (see page II-3)

                                       II-4.